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Retirement Services

151 Farmington Avenue
Hartford, CT 06156



Ronald D. Franzluebbers, FSA, MAAA
Actuary
Product & Brand Management
Retail Markets, TN41
Phone: (860) 273-4361
Fax: (860) 273-4438

September 24, 1998



Re: Corporate VUL and Corporate VUL II (File No. 33-75248)


Dear Sir or Madam:

In my capacity as Actuary of Aetna Life Insurance and Annuity Company (ALIAC), I have provided actuarial advice concerning ALIAC's Flexible Premium Corporate Variable Universal Life Insurance Policy and Corporate Variable Universal Life II Policy (the "Policies"). I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 9 to Registration Statement on Form S-6, File No. 33-75248 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policies included in the prospectus under the caption "Illustrations of Death Benefit, Total Account Values and Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policies. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ronald D. Franzluebbers

Ronald D. Franzluebbers
Actuary